Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION OF

SRKP 7, INC.

(Under Section 242 of the General Corporation
Law of the State of Delaware)

SRKP 7, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A.  The name of the corporation is SRKP 7, Inc. The original Certificate of Incorporation of the corporation was filed with the Delaware Secretary of State on February 23, 2004.

B.  This Certificate of Amendment was duly adopted by the corporation's directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law.

C.  The Certificate of Incorporation, as heretofore amended, is hereby further amended by changing ARTICLE I so that, as amended, it shall be and read as follows:

“The name of the Corporation is “LIXTE BIOTECHNOLOGY HOLDINGS, INC.”

IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by John S. Kovach its Chief Executive Officer, this 7th day of December, 2006.

SRKP 7, Inc.
/s/ John S. Kovach
Name: John S. Kovach
Title: Chief Executive Officer